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                         [FENWICK & WEST LETTERHEAD]

                             September 11, 1998


VIA ELECTRONIC SUBMISSION
-------------------------

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

           Re:  Centaur Pharmaceuticals, Inc.
                Withdrawal of Registration Statement on Form 8-A
                ------------------------------------------------
                (File No. 000-24831)
                --------------------

Ladies and Gentlemen:

          On August 24, 1998, Centaur Pharmaceuticals, Inc. (the "Company") filed under the Securities and Exchange Act of 1934, as amended, a Registration Statement on Form 8-A, file number 000-24831 (the "Form 8-A") relating to the Company's Common Stock.

          The Company hereby withdraws its Form 8-A and requests confirmation from the Staff of the effectiveness of this withdrawal.

                              Very truly yours,


                              /s/ James M. Hackett
                              --------------------
                              James M. Hackett

JMH:lmr
cc:  John L. Krug, Esq.
     Joseph L. Turner
     Lucy O. Day
     Barry J. Kramer, Esq.
     David K. Michael, Esq.